Exhibit 10.3

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION OF COLLINSVILLE
EMPLOYMENT AGREEMENT

This Agreement (this “Agreement”) is made effective as of the 8th day of July, 2016 (the “Effective Date”), by and between Home Federal Savings and Loan Association of Collinsville (the “Association”), a federally-chartered institution with its principal offices at 100 East Clay Street, Collinsville, Illinois 62234, and Cynthia T. Knebel (“Executive”).  When used in this Agreement any reference to the “Company” shall refer to Best Hometown Bancorp, Inc.

WITNESSETH:

WHEREAS, the Association wishes to assure itself of the services of Executive for the period provided in this Agreement; and

WHEREAS, Executive is willing to serve in the employ of the Association on a full-time basis as its Chief Financial Officer and Treasurer on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.POSITION AND RESPONSIBILITIES

During the term of Executive’s employment hereunder, Executive agrees to serve as the Chief Financial Officer and Treasurer of the Association.  Executive shall perform administrative and management services for the Association which are customarily performed by persons in a similar executive officer capacity.  Executive’s principal place of employment shall be at the Association’s principal executive offices.  The Association shall provide Executive, at her principal place of employment, with support services and facilities suitable to her position with the Association and necessary or appropriate in connection with the performance of her duties under this Agreement.

2.TERM OF EMPLOYMENT

(a)           The term of this Agreement and the period of Executive’s employment under this Agreement will begin as of the Effective Date and will continue for a period of twelve (12) full calendar months thereafter.  As of July 1st each year (the “Renewal Date”), beginning with the first July 1st following the Effective Date, this Agreement shall renew for an additional year such that the remaining term shall again be twelve (12) full calendar months provided, however, that the disinterested members of the Board of Directors of the Association (the “Board of Directors”) shall at least thirty (30) days before the Renewal Date conduct a comprehensive performance evaluation and review of Executive for purposes of determining whether to extend this Agreement.  The Board of Directors shall give Executive notice of its decision whether or not to renew this Agreement at least ten (10) days prior to the Renewal Date.

(b)           Notwithstanding anything contained in this Agreement to the contrary, either Executive or the Association may terminate Executive’s employment with the Association at any time during the term of this Agreement, subject to the terms and conditions of this Agreement.

(c)           In the event of the Executive’s termination of employment under this Agreement for any reason, such termination shall also constitute the Executive’s resignation from the Board of Directors of the Association, as well as from the Board of Directors of the Company.

3.COMPENSATION AND REIMBURSEMENT

(a)           The compensation specified under this Agreement shall constitute consideration paid by the Association in exchange for duties described in Section 1 of this Agreement.  The Association shall pay Executive, as compensation, a salary of not less than $83,545.80 per year (“Base Salary”).  Base Salary shall include any amounts of compensation deferred by Executive under any employee benefit plan or deferred compensation arrangement maintained by the Association.  Base Salary shall be payable bi-weekly or, if different, in accordance with the Association’s customary payroll practices.  During the term of this Agreement, Executive’s Base Salary shall be reviewed at least annually by December 31st of each year.  The review shall be conducted by the Board of Directors or by a committee designated by the Board of Directors.  The committee or the Board of Directors may increase, but not decrease, Executive’s Base Salary at any time, except for a decrease not in excess of any decrease generally applicable to all officers of the Association.  Any increase in Base Salary shall become the “Base Salary” for purposes of this Agreement.  The Board of Directors may engage the services of an independent consultant to assist in the determination of the appropriate Base Salary.  In addition to the Base Salary provided in this Section 3, the Association shall also provide Executive with all other benefits as are provided uniformly to full-time employees of the Association, on a basis (including cost) no less favorable than the benefits provided to other senior officers of the Association.

(b)           In addition to the Base Salary provided for in Section 3(a), the Association will provide Executive with the opportunity to participate in employee benefit plans, arrangements and perquisites substantially equivalent to those in which Executive was participating or otherwise deriving a benefit from immediately prior to the Effective Date, and any other employee benefit plans, arrangements and perquisites suitable for the Association’s senior executives adopted by the Association subsequent to the Effective Date, and the Association will not, without Executive’s prior written consent, make any changes in the plans, arrangements or perquisites which would adversely affect Executive’s rights or benefits thereunder, without separately providing for an arrangement that ensures Executive receives or will receive the economic value that Executive would otherwise lose as a result of such adverse effect, unless the changes apply equally to all other employees or senior officers of the Association.  Without limiting the generality of the foregoing provisions of this Section 3(b), Executive shall be entitled to participate in or receive benefits under any employee benefit plans, whether tax-qualified or otherwise, including, but not limited to, retirement plans, supplemental retirement plans, deferred compensation plans, pension plans, profit-sharing plans, employee stock ownership plans, stock award or stock option plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Association in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of the plans and arrangements (including designation by the Board of Directors of eligibility to participate, if applicable).  Executive shall also be entitled to participate in any incentive compensation or bonus plan or arrangement of the Company or the Association in which Executive is eligible to participate (and she shall be entitled to a pro rata distribution under any incentive compensation or bonus plan as to any year in which a termination of employment occurs, other than Termination for Just Cause).  Nothing paid to Executive under the plans or arrangements will be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement.

(c)           In addition to the Base Salary provided for by Section 3(a) and other compensation and benefits provided for by Section 3(b), the Association shall pay or reimburse Executive for all reasonable expenses incurred by Executive in performing her obligations under this Agreement in accordance with the Association’s reimbursement policies, provided that the reimbursement is made within one calendar year following the date on which the expense was incurred and provided further that the right to reimbursement is not exchanged for another benefit.  The amount of expenses eligible for reimbursement during the calendar year may not affect the expenses eligible for reimbursement in any other calendar year.

(d)           Executive shall be entitled to paid time off in accordance with the standard policies of the Association for senior executive officers, but in no event less than 20 days paid time off during each year of employment.  Executive shall receive her Base Salary and other benefits during periods of paid leave.  Executive shall also be entitled to paid legal holidays in accordance with the policies of the Association.  Executive shall also be entitled to sick leave in accordance with the policies of the Association, but in no event less than the number of days of sick leave per year to which Executive was entitled at the Effective Date.

4.OUTSIDE ACTIVITIES

During the term of her employment under this Agreement, except for periods of absence occasioned by illness, reasonable vacation periods and reasonable leaves of absence approved by the Board of Directors, Executive shall devote substantially all her business time, attention, skill, and efforts to the faithful performance of her duties hereunder.  Executive also may serve as a member of the board of directors of business organizations, trade associations, and community and charitable organizations, subject to the annual approval of the Board of Directors; provided that in each case the service shall not materially interfere with the performance of her duties under this Agreement, adversely affect the reputation of the Association or present any conflict of interest.  Executive shall provide to the Board of Directors annually a list of all organizations for which Executive serves as a director or in a similar capacity for purposes of obtaining the approval of the Board of Directors of Executive’s service on the boards of such organizations (it being understood that membership in social, religious, charitable or similar organizations does not require approval of the Board of Directors pursuant to this Section 4).

5.PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION

(a)           Upon the occurrence of an Event of Termination (as herein defined) during Executive’s term of employment under this Agreement, the provisions of this Section 5 shall apply.  As used in this Agreement, an “Event of Termination” shall mean and include any of the following:

(i)           the termination by the Association of Executive’s full-time employment hereunder for any reason other than termination governed by Section 6 (Termination for Just Cause), or termination governed by Section 7 (Termination For Disability or Death), or termination governed by Section 8 (Termination Upon Retirement); or

(ii)           Executive’s resignation from the Association’s employ for any of the following reasons (each shall be deemed a “Good Reason”):

(A)	the failure to elect or reelect or to appoint or reappoint Executive to the position set forth under Section 1 of this Agreement;

(B)
a material change in Executive’s functions, duties, or responsibilities with the Association, which change would cause Executive’s position to become one of lesser responsibility, importance, or scope from the position and attributes described in Section 1 of this Agreement;

(C)	a relocation of Executive’s principal place of employment by more than 30 miles from the main office of the Association;

(D)
a material reduction in the benefits and perquisites of Executive from those being provided as of the Effective Date, other than a reduction pursuant to Section 3(a) of this Agreement or a reduction that is part of a Association-wide reduction in pay or benefits;

(E)	a liquidation or dissolution of the Company or the Association, other than a liquidation or dissolution which does not affect the status of Executive; or

(F)	a material breach of this Agreement by the Association.

Upon the occurrence of any event described in clauses (ii)(A), (B), (C), (D), (E) or (F), above, Executive shall have the right to elect to terminate her employment under this Agreement by resignation upon not less than thirty (30) days prior written Notice of Termination, as defined in Section 9(a), given within ninety (90) days after the event giving rise to said right to elect.  Notwithstanding the preceding sentence, Executive, after giving due notice within the prescribed time frame of an initial event specified above, shall not waive any of her rights under this Agreement by virtue of the fact that Executive has submitted her resignation but has remained in the employ of the Association, provided Executive is engaged in good faith discussions to resolve the occurrence of any event described in clauses (ii)(A), (B), (C), (D), (E) or (F) above.  During this thirty (30) day period, the Association and the Company shall have the right to cure the Good Reason, and in the event that the Association cures said Good Reason, Executive shall no longer have the right to terminate employment and receive a payment under this Agreement.

(iii)           The termination of Executive’s employment (other than Termination for Just Cause) by the Association (or any successor thereto) on the effective date of, or at any time following a Change in Control, or Executive’s resignation from the Association’s employ due to  Good Reason (subject to Executive’s notice of Good Reason and the Company’s or the Association’s right to cure, as set forth in Section 5(a)(ii)) on the effective date of, or at any time following a Change in Control, during the term of this Agreement.  For these purposes, a Change in Control shall mean the occurrence of any of the following events:

(A)
Merger:  The Company or the Association merges into or consolidates with another entity, or merges another bank or corporation into the Association or the Company, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Association immediately before the merger or consolidation;

(B)
Acquisition of Significant Share Ownership:  There is filed, or is required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s or the Association’s voting securities; provided, however, this clause (B) shall not apply to beneficial ownership of the Company’s or the Association’s voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;

(C)
Change in Board Composition:  Individuals who constitute the Company’s or the Association’s Board of Directors on the Effective Date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Effective Date whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board shall be considered, for purposes of this clause (C), as though he or she was a member of the Incumbent Board; or

(D)	Sale of Assets: The Company or the Association sells to a third party all or substantially all of its assets.

(b)           Upon the occurrence of an Event of Termination under Sections 5(a)(i) or 5(a)(ii) above, on the Date of Termination, as defined in Section 9(b) of this Agreement, the Association shall be obligated to pay Executive, or, in the event of her subsequent death, her beneficiary or beneficiaries, or her estate, as the case may be, as severance pay or liquidated damages, or both, an amount equal to the sum of: (i) her earned but unpaid salary as of the date of her termination of employment with the Association; (ii) the benefits, if any, to which she is entitled as a former employee under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the Company’s or the Association’s officers and employees; and (iii) the remaining payments of Base Salary that Executive would have earned, in accordance with Section 3(a) if she had continued her employment with the Association for the remaining term of this Agreement plus the bonus or incentive award Executive would have received in each year during the remaining term in an amount equal to the average bonus and/or incentive award earned by her over the three calendar years preceding the year in which the termination occurs (in determining the bonus and/or incentive portion of the payment, the total amount will be determined by: adding the bonuses and/or incentives earned in each of the last three years; dividing the total by 36; and then multiplying the result by the number of whole months in the remaining unexpired term of this Agreement).  Any payments hereunder shall be made in a lump sum within thirty (30) days after the Date of Termination, or in the event that Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) applies to the payment, and Executive is considered a “Specified Employee” under Code Section 409A, on the first day of the seventh month following the Date of Termination.  The payments shall not be reduced in the event Executive obtains other employment following termination of employment.

(c)           Upon the occurrence of an Event of Termination under Section 5(a)(iii), on the Date of Termination, as defined in Section 9(b) of this Agreement, the Association shall be obligated to pay Executive, or, in the event of her subsequent death, her beneficiary or beneficiaries, or her estate, as the case may be, as severance pay or liquidated damages, or both, an amount equal to the sum of: (i) her earned but unpaid salary as of the date of her termination of employment with the Association; (ii) the benefits, if any, to which she is entitled as a former employee under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the Association’s or Company’s officers and employees; and (iii) an amount equal to one (1) times Executive’s “base amount,” as that term is defined for purposes of Code Section 280G.  Any payments hereunder shall be made in a lump sum within five (5) days after the Date of Termination, or in the event that Code Section 409A applies to the payment and Executive is considered a “Specified Employee” under Code Section 409A, on the first day of the seventh month following the Date of Termination.  The payments shall not be reduced in the event Executive obtains other employment following termination of employment.

 (d)           Upon the occurrence of an Event of Termination, the Association will cause to be continued at its expense non-taxable medical and dental coverage and life insurance substantially identical to the coverage maintained by the Association for Executive and her family prior to Executive’s termination.  The coverage shall continue for the remaining term of this Agreement in the case of an Event of Termination under Sections 5(a)(i) or 5(a)(ii), and  for a period of twelve (12) months from the Date of Termination in the case of an Event of Termination under Section 5(a)(iii) of this Agreement.  If the Association cannot provide the benefits set forth in this Section 5(d) because Executive is no longer an employee, applicable rules and regulations prohibit the benefits in the manner contemplated, or it would subject the Association to penalties, then the Association shall pay Executive a cash lump sum payment reasonably estimated to be equal to the value of such benefits or the value of the remaining benefits at the time of such determination.  The cash payment shall be made in a lump sum within thirty (30) days after the later of Executive’s date of termination or the effective date of the rules or regulations prohibiting the benefits or subjecting the Association to penalties.

(e)           Executive shall be entitled to voluntarily terminate her employment other than for Good Reason at any time during the term of this Agreement, provided, however, that Executive shall not be entitled to any compensation or benefits under this Section 5 as a result of such termination.

(f)           Any payments or benefits under Sections 5(a)(i) or 5(a)(ii) of the  Agreement shall be contingent on Executive’s execution and non-revocation of a mutual release (the “Mutual Release”), satisfactory to the Company and the Association, of all claims that Executive or any of Executive’s affiliates or beneficiaries may have against the Company and the Association or any affiliate, and their officers, directors, successors and assigns, releasing said persons from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances relating to Executive’s employment relationship, including claims under the Age Discrimination in Employment Act (“ADEA”), but not including claims for benefits under tax-qualified plans or other benefit plans in which Executive is vested, claims for benefits required by applicable law or claims with respect to obligations set forth in this Agreement that survive the termination of this Agreement.  The Company and the Association shall also execute the Mutual Release, which shall release Executive, her affiliates and beneficiaries from any and all claims rights, demands, causes of action, suits, arbitrations or grievances relating to Executive’s employment relationship, provided, however, that if the Company or the Association refuses to execute the Mutual Release in the time frame set forth below, Executive’s obligation to execute and not revoke the Mutual Release as a precondition to receiving such payments or benefits under Sections 5(a)(i) or 5(a)(ii) shall terminate.  Notwithstanding the foregoing sentence, the Mutual Release shall not release Executive for (i) acts of fraud; (ii) felonious acts for which Executive is convicted, enters a plea of nolo contendere, or enters into a pre-trial diversion or similar program; (iii) intentional misconduct resulting in financial harm to the Company or the Association; or (iv) willful violation of any material federal banking law or regulation.  In order to comply with the requirements of Section 409A of the Code and the ADEA, the release must be provided to Executive no later than the date of her Separation from Service and Executive and the Company and the Association must execute the Mutual Release within twenty-one (21) days after the date of termination without subsequent revocation by Executive within seven (7) days after execution of the release.  This Section 5(f) shall not apply with respect to payments or benefits under Section 5(a)(iii) of this Agreement.

(g)           Notwithstanding the foregoing, to the extent required by regulations or interpretations of the Office of the Comptroller of the Currency (“OCC”), all severance payments under the Agreement shall not exceed three (3) times Executive’s average annual compensation (as defined in such regulations or interpretations) over the most recent five (5) taxable years.

6.TERMINATION FOR JUST CAUSE

(a)           The term “Termination for Just Cause” shall mean termination because of Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement.

(b)           Notwithstanding Section 6(a), the Association may not terminate Executive for Just Cause unless and until there shall have been delivered to her a Notice of Termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors at a meeting of the Board of Directors called and held for that purpose, finding that in the good faith opinion of the Board of Directors, Executive was guilty of conduct justifying Termination for Just Cause.  Executive shall not have the right to receive compensation or other benefits for any period after Termination for Just Cause.  During the period beginning on the date of the Notice of Termination for Just Cause pursuant to Section 6 hereof through the Date of Termination, any unvested stock options and related limited rights granted to Executive under any stock option plan shall not be exercisable nor shall any unvested awards granted to Executive under any stock benefit plan of the Company or the Association or any subsidiary or affiliate thereof, vest.  At the Date of Termination, any such unvested stock options and related limited rights and any such unvested awards shall become null and void and shall not be exercisable by or delivered to Executive at any time subsequent to the Termination for Just Cause.  Executive shall not, as a result of Termination for Just Cause, forfeit any rights to compensation or benefits, including benefits under qualified or non-qualified retirement or deferred compensation plans or programs, earned and vested as of the date of termination.

7.TERMINATION FOR DISABILITY OR DEATH

(a)           The Association or Executive may terminate Executive’s employment after having established Executive’s Disability.  For purposes of this Agreement, “Disability” means a physical or mental infirmity that impairs Executive’s ability to substantially perform her duties under this Agreement and that results in Executive’s becoming eligible for long-term disability benefits under a long-term disability plan of the Company or the Association (or, if the Company or the Association has no such plan in effect, that impairs Executive’s ability to substantially perform her duties under this Agreement for a period of one hundred eighty (180) consecutive days), provided, however, that in order to receive the payments from the Company or the Association under Section 7(b) of this Agreement, Executive’s “Disability” shall also satisfy the requirements of Code Section 409A.  The Board of Directors shall determine in good faith, based upon competent medical advice and other factors that they reasonably believe to be relevant, whether or not Executive is and continues to be disabled for purposes of this Agreement.  As a condition to any benefits, the Board of Directors may require Executive to submit to such physical or mental evaluations and tests as it deems reasonably appropriate, at the Association’s expense.

(b)           In the event of Disability, Executive’s obligation to perform services under this Agreement will terminate.  In the event of such termination, Executive shall be entitled to receive benefits under any disability program sponsored by the Company or the Association.

(c)           In the event of Executive’s death during the term of this Agreement, her estate, legal representatives or named beneficiary or beneficiaries (as directed by Executive in writing) shall be paid Executive’s Base Salary, as defined in Section 3(a), at the rate in effect at the time of Executive’s death through the end of the calendar month in which Executive’s death occurs, and the Association will continue to provide Executive’s family the same medical, dental, and other health benefits that were provided by the Association to Executive’s family immediately prior to Executive’s death, on the same terms, including cost, as if Executive were actively employed by the Association, except to the extent the terms (including cost) of such benefits are changed in their application to all continuing employees of the Association, such coverage to continue for a period of one (1) year after the date of Executive’s death.  If the Association cannot provide the benefits set forth in this paragraph because Executive is no longer an employee, applicable rules and regulations prohibit the benefits in the manner contemplated, or it would subject the Association to penalties, then the Association shall pay Executive’s family a cash lump sum payment reasonably estimated to be equal to the value of the benefits or the value of the remaining benefits at the time of the determination.  The cash payment shall be made in a lump sum within thirty (30) days after the later of Executive’s date of death or the effective date of the rules or regulations prohibiting the benefits or subjecting the Association to penalties.

8.TERMINATION UPON RETIREMENT

Termination of Executive’s employment based on “Retirement” shall mean termination of Executive’s employment by the Association on or after age 70, Executive’s voluntary termination at any time after Executive reaches age 70, or retirement at any time as agreed upon by the Board of Directors and Executive.  Upon termination of Executive based on Retirement, no amounts or benefits shall be due Executive under this Agreement, and Executive shall be entitled to all benefits under any retirement plan of the Association and other plans to which Executive is a party, or in accordance with any other retirement arrangements approved by the Board of Directors.

9.NOTICE

(a)           Any notice required under this Agreement shall be in writing and hand-delivered to the other party.  Any termination by the Association or by Executive shall be communicated by Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon.

(b)           “Date of Termination” shall mean (i) if Executive’s employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that she shall not have returned to the performance of her duties on a full-time basis during the thirty (30) day period), and (ii) if her employment is terminated for any other reason, the date specified in the Notice of Termination, provided however, in either case, the “Date of Termination” shall not occur prior to the date on which Executive has a “Separation from Service” within the meaning of Code Section 409A.

(c)           If the party receiving a Notice of Termination desires to dispute or contest the basis or reasons for termination, the party receiving the Notice of Termination must notify the other party within thirty (30) days after receiving the Notice of Termination that the a dispute exists, and shall pursue the resolution of the dispute in good faith and with reasonable diligence pursuant to Section 20 of this Agreement. During the pendency of any dispute, neither the Company nor the Association shall be obligated to pay Executive compensation or other payments beyond the Date of Termination.

10.POST-TERMINATION OBLIGATIONS

Executive shall, upon reasonable notice, furnish any information and assistance honestly and in good faith to the Association or the Company as may reasonably be required by the Company or the Association in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.  All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with this Section 10 for one (1) full year after the earlier of the expiration of this Agreement or termination of Executive’s employment with the Association.

11.NON-COMPETITION AND NON-DISCLOSURE

(a)           As a material inducement of the Association to enter into this Agreement, upon any termination of Executive’s employment hereunder pursuant to the terms of this Agreement, other than a termination of Executive’s employment under Section 5(a)(iii) of this Agreement, Executive agrees not to compete with the Association, the Company or any affiliate of the Association or the Company (collectively said entities are referred to as the “Association” for purposes of this Section 11) for a period of twelve (12) months following such termination within a fifty (50) mile radius of the main office of the Association.  Executive agrees that during this period and within a fifty (50) mile radius of the main office of the Association, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Association.  Executive further agrees that for a period of twelve (12) months following any termination of employment, she shall not directly or indirectly, solicit, hire, or entice any of the following persons or entities to cease, terminate, or reduce any relationship with the Association or to divert any business from the Association: (i) any person who was an employee of the Association during the term of this Agreement; or (ii) any customer or client of the Association.  Further, Executive will not directly or indirectly disclose the names, addresses, telephone numbers, compensation, or other arrangements between the Association and any person or entity described in (a)(i) and (a)(ii) of this Section 11.  The parties hereto, recognizing that irreparable injury will result to the Association, its business and property in the event of Executive’s breach of this Section 11(a), agree that in the event of any such breach by Executive, the Association will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive’s partners, agents, servants, employees and all persons acting for or under the direction of Executive.  Nothing herein will be construed as prohibiting the Association from pursuing any other remedies available to the Association for such breach or threatened breach, including the recovery of damages from Executive.

(b)           Executive recognizes and acknowledges that the knowledge of the business activities, plans for business activities, and all other proprietary information of the Association as it may exist from time to time, are valuable, special and unique assets of the business of the Association.  Executive will not, during or after the term of her employment, disclose any knowledge of the past, present, planned or considered business activities or any other similar proprietary information of the Association to any person, firm, corporation, or other entity for any reason or purpose whatsoever unless expressly authorized by the Board of Directors or required by law.  Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Association. Further, Executive may disclose information regarding the business activities of the Association to any bank regulator having regulatory jurisdiction over the activities of the Association, pursuant to a formal regulatory request.  In the event of a breach or threatened breach by Executive of the provisions of this Section 11, the Association will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Association, or any other similar proprietary information, or from rendering any services to any person, firm, corporation, or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed.  Nothing herein will be construed as prohibiting the Association from pursuing any other remedies available to the Association for such breach or threatened breach, including the recovery of damages from Executive.

(c)           The provisions of this Section 11 are intended to protect the business, operations and assets of the Association, and are a material inducement to the Association to enter into this Agreement.  Executive acknowledges that the provisions of this Section 11 are an essential part of this Agreement and are reasonably necessary for the protection of the business, operations and assets of the Association.

12.SOURCE OF PAYMENTS

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Association.  The Company, however, unconditionally guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if the amounts and benefits due from the Association are not timely paid or provided by the Association, the amounts and benefits shall be paid or provided by the Company.

13.EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS

This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Association or any predecessor of the Association and Executive, except that this Agreement shall not affect or operate to reduce any benefit, compensation, tax indemnification or other provision inuring to the benefit of Executive under any agreement between Executive, the Association or the Company.  No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to her without reference to this Agreement.

14.NO ATTACHMENT

(a)           Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

(b)           This Agreement shall be binding upon, and inure to the benefit of, Executive and the Association and their respective successors and assigns.

15.MODIFICATION AND WAIVER

(a)           This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)           No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No written waiver shall be deemed a continuing waiver unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

16.REQUIRED PROVISIONS

(a)           The Association may terminate Executive’s employment at any time, but any termination by the Board of Directors other than Termination for Just Cause as defined in Section 5 of this Agreement shall not prejudice Executive’s right to compensation or other benefits under this Agreement.  Executive shall have no right to receive compensation or other benefits for any period after Termination for Just Cause.

(b)           If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Association’s affairs by a notice served under Section 8(e)(3) [12 USC §1818(e)(3)] or 8(g)(1) [12 USC §1818(g)(1)] of the Federal Deposit Insurance Act (the “FDI Act”), the Association’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Association may in its discretion (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(c)           If Executive is removed and/or permanently prohibited from participating in the conduct of the Association’s affairs by an order issued under Section 8(e)(4) [12 USC §1818(e)(4)] or 8(g)(1) [12 USC §1818(g)(1)] of the FDI Act, all obligations of the Association under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d)           If the Association is in default as defined in Section 3(x)(1) [12 USC §1813(x)(1)] of the FDI Act, all obligations of the Association under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e)           All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Association, (i) by the Comptroller of the Currency (the “Comptroller”) or his or her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Association under the authority contained in Section 13(c) [12 USC §1823(c)] of the FDI Act; or (ii) by the Comptroller or his or her designee at the time the Comptroller or his or her designee approves a supervisory merger to resolve problems related to operation of the Association or when the Association is determined by the Comptroller to be in an unsafe or unsound condition.  Any rights of the parties that have already vested, however, shall not be affected by such action.

(f)           Any payments made to Executive pursuant to this Agreement or otherwise are subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k) and any rules and regulations promulgated thereunder, including 12 C.F.R. Part 359, and to the extent applicable, 12 C.F.R. §563.39.

(g)           Notwithstanding anything else in this Agreement to the contrary, Executive’s employment shall not be deemed to have been terminated unless and until Executive has a Separation from Service within the meaning of Code Section 409A.  For purposes of this Agreement, a “Separation from Service” shall have occurred if the Association and Executive reasonably anticipate that either no further services will be performed by Executive after the date of termination (whether as an employee or as an independent contractor) or the level of further services performed is less than fifty (50) percent of the average level of bona fide services in the thirty-six (36) months immediately preceding the termination.  For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).

17.SEVERABILITY

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provisions of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

18.HEADINGS FOR REFERENCE ONLY

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

19.GOVERNING LAW

This Agreement shall be governed by the laws of the State of Illinois, without regard to its conflict of law principles, unless superseded by federal law or otherwise specified herein.

20.ARBITRATION

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator sitting in a location selected by Executive and the Association within fifty (50) miles from the main office of the Association, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes (“National Rules”) then in effect.  The Association shall provide a list of three or more arbitrators to Executive from which Executive shall select the arbitrator.  If the parties are unable to agree within fifteen (15) days from the date the Association presents the list to Executive, the arbitrator shall be appointed for them from a panel of arbitrators selected in accordance with the National Rules.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

21.PAYMENT OF COSTS AND LEGAL FEES AND REINSTATEMENT OF BENEFITS

In the event any dispute or controversy arising under or in connection with Executive’s termination is resolved in favor of Executive, whether by judgment, arbitration or settlement, Executive shall be entitled to the payment of:  (i) all legal fees incurred by Executive in resolving the dispute or controversy; (ii) any back-pay, including salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due Executive under this Agreement; and (iii) any other compensation otherwise due Executive as a result of a breach of this Agreement by the Association.  In the event any dispute or controversy arising under or in connection with Executive’s termination is resolved in favor of the Association, whether by judgment, arbitration or settlement, each party shall be responsible for its own legal fees incurred in resolving such dispute or controversy.

22.INDEMNIFICATION

The Association and the Company shall provide Executive (including her heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense.  The Association shall indemnify Executive (and her heirs, executors and administrators) to the fullest extent permitted under its Articles of Incorporation, Bylaws and applicable law against all expenses and liabilities reasonably incurred by her in connection with or arising out of any action, suit or proceeding in which she may be involved by reason of her having been a director or officer of the Association (whether or not she continues to be a director or officer at the time of incurring the expenses or liabilities), the expenses and liabilities to include, but not be limited to, advancement of legal fees and expenses, judgments, court costs and attorneys’ fees and the cost of reasonable settlements.  Any such indemnification shall be made consistent with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. §1828(k), and the regulations issued thereunder in 12 C.F.R. Part 359.

23.SUCCESSOR TO THE BANK

The Association shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Association, expressly and unconditionally to assume and agree to perform the Association’s obligations under this Agreement, in the same manner and to the same extent that the Association would be required to perform if no such succession or assignment had taken place.

24.NON WAIVER

The failure of one party to insist upon or enforce strict performance by the others of any provision of this Agreement or to exercise any right, remedy or provision of this Agreement will not be interpreted or construed as a waiver or relinquishment to any extent of such party’s right to enforce or rely upon same in that or any other instance.

IN WITNESS WHEREOF the Association and Executive have signed (or caused to be signed) this Agreement this 8th day of July, 2016.

Attest:	Home Federal Savings and Loan Association of Collinsville

/s/ Angela J. Davis	By: /s/ LaMont K. Docter
Secretary	Title: Chairman of the Board of Directors

Attest:	Executive

/s/ Angela J. Davis	/s/ Cynthia T. Knebel
Secretary	Cynthia T. Knebel

Best Hometown Bancorp, Inc.
Attest:	(The Company is executing this Agreement only for purposes of acknowledging the obligations of the Company hereunder.)

/s/ Angela J. Davis	By: /s/ LaMont K. Docter
Secretary	Title: Chairman of the Board of Directors